Exhibit 5.1

September 19, 2012

JPMorgan Chase & Co.

270 Park Avenue

New York, NY 10017

Ladies and Gentlemen:

We have acted as counsel to JPMorgan Chase & Co., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-169900) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and the issuance by the Company of C$1,250,000,000 aggregate principal amount of 2.920% Notes due 2017 (the “Securities”) pursuant to the Underwriting Agreement dated September 12, 2012 (the “Underwriting Agreement”) between the Company and the several underwriters named therein. The Securities are being issued under the Indenture dated as of October 21, 2010 (the “Indenture”) between the Company and Deutsche Bank Trust Company Americas (the “Trustee”).

We have examined the Registration Statement; the Indenture, which has been filed with the Commission as an exhibit to the Company’s Current Report on Form 8-K filed on October 21, 2010; duplicates of the global notes representing the Securities; and the Underwriting

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Agreement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Securities have been duly authorized, executed and issued by the Company and, assuming due authentication thereof by the Trustee or The Bank of New York Mellon, as authenticating agent under the Indenture on behalf of the Trustee, and upon payment and delivery in accordance with the Underwriting Agreement, the Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

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We note that (i) a New York statute provides that, with respect to a foreign currency obligation, a court of the State of New York shall render a judgment or decree in such foreign currency and such judgment or decree shall be converted into currency of the United States at the rate of exchange prevailing on the date of entry of such judgment or decree, and (ii) with respect to a foreign currency obligation, a United States federal court in New York may award judgment in United States dollars, provided that we express no opinion as to the rate of exchange such court would apply.

We do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated September 19, 2012 and to the use of our name under the caption “Legal Opinions” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP